Exhibit 99.1

               US District Court Rejects Trustee Motion
            and Riverstone Motion in Bondholder Litigation

    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 14, 2004--Riverstone Networks, Inc. (Pink Sheets:RSTN) said today that the U.S. District Court for the Northern District of California entered an order that denied U.S. Bank's motion for summary judgment to require immediate repayment of $131,750,000 in outstanding bonds.
    The court also denied the company's motion to dismiss the case. The court's order instructs the parties to conduct discovery into the issues in the litigation. The matter involves Riverstone's 3.75% Convertible Secured Notes under the Indenture dated November 21, 2001; U.S. Bank is trustee for the bondholders.
    "We have continued to make all interest and penalty payments to the trustee on time," said Roger A. Barnes, Riverstone executive vice president and chief financial officer. "As a result, we believe the company has caused the bondholders no actionable harm."
    The court also postponed a status conference that was to be held in August until October 25, 2004.

    About Riverstone

    Riverstone Networks, Inc. is a leading provider of carrier class solutions for next generation Metro Ethernet networks. Riverstone's Metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers' IP networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments. For more information, please visit www.riverstonenet.com.
    Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.

    CONTACT: Riverstone Networks, Inc.
             Roger A. Barnes, 408-878-6500
             or
             Kalt Rosen & Co.
             Howard Kalt, 415-397-2686